Exhibit 99.1

MULTIMEDIA GAMES, INC. For more information contact: Adam Chibib Chief Financial Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES REPORTS FOURTH QUARTER REVENUE OF $30.5 MILLION
AND DILUTED EARNINGS PER SHARE OF $0.43, INCLUSIVE
OF $0.50 PER DILUTED SHARE INCOME TAX BENEFIT

- Sells 930 New Proprietary Units in Fiscal 2010 -

- Fiscal 2010 Total Cash Generation of $38.3 Million -

AUSTIN, Texas, November 11, 2010 – Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2010 fourth quarter and full year ended September 30, 2010, as summarized in the table below:

Summary of 2010 Q4 and Fiscal Year Results
(In millions, except per-share and player terminal data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Revenue	$30.5	$32.6	$117.9	$127.2
EBITDA(1)	$11.6	$1.9	$47.6	$38.4
Net income (loss)(2)	$12.0	$(34.3)	$2.6	$(44.8)
Diluted earnings (loss) per share(2)	$0.43	$(1.28)	$0.09	$(1.67)

New proprietary units sold	309	—	930	—

Average participation installed units(3):
Domestic	8,401	10,801	9,099	11,056
International(4)	4,865	5,732	5,138	5,631

Quarter-end participation installed units(3):
Domestic	8,248	10,751
International(4)	4,784	5,401

(1)
EBITDA is defined as earnings (loss) before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net income (loss), the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2010 include certain net tax benefits of $14.1 million ($0.50 per diluted share) and $14.4 million ($0.51 per diluted share).  Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2010 also reflect certain after-tax charges totaling approximately $0.7 million ($0.02 per diluted share) and approximately $3.1 million ($0.11 per diluted share) related to certain write-off, reserve, impairment and settlement charges.  Net loss and diluted loss per share for the three and twelve month periods ended September 30, 2009 include certain after-tax charges of $33.1 million ($1.22 per diluted share) and $41.4 million ($1.55 per diluted share).

(3)
Multimedia Games’ average and quarter-end participation installed base at September 30, 2010 reflects the closure in fiscal 2010 of four Alabama charity bingo facilities.  As a result of these closures, as of September 30, 2010, the Company had no units in operation at charity bingo facilities in Alabama compared to the 2,318 units the Company had installed and in operation as of September 30, 2009.

(4)
International participation installed units primarily reflect placements in Mexico.  For the three and twelve month periods ended September 30, 2009, the International participation average installed units also included 170 and 231 units, respectively, in Malta, which were removed in late fiscal 2009.

Patrick Ramsey, Chief Executive Officer, commented, “Fiscal 2010 was a year of continued progress as Multimedia Games successfully executed on a range of strategies aimed at improving the Company’s financial and competitive position.  We generated cash from operations and strengthened the balance sheet despite the challenging economic environment and the eventual complete closure of the Alabama charity bingo market.  During fiscal 2010, we generated over $38.3 million in cash, lowered outstanding borrowings by more than 40%, reduced net debt to approximately $23 million and continued to strengthen our overall financial foundation.

“Multimedia Games’ development of new product offerings in fiscal 2010 coupled with an expanded number of jurisdictions where we are licensed to market our offerings yielded positive new unit sales results.  Progress in the areas of game development and licensing supports our strategy toward becoming a company with the ability to provide customers with a complete portfolio of products.  In this regard, we introduced new platforms for Washington State and Class II markets and created new, entertaining Class III games.  In fiscal 2010 Multimedia Games sold 930 new proprietary units, including 309 units in the fiscal fourth quarter, generating revenue of $14.4 million.  In addition, we continue to initiate field trials of our games in several existing and new markets including the Louisiana and Mississippi commercial casino markets where field trials commenced in the 2010 fiscal fourth quarter.  Our expanded portfolio and growing number of markets where we are licensed supports our expectation that we can increase new unit sales and drive future recurring revenue placements of proprietary products.”

Summary of Fiscal 2010 Fourth Quarter Operating Results
Multimedia Games reported fiscal 2010 fourth quarter revenue of $30.5 million compared with revenue of $32.6 million in the fiscal 2009 fourth quarter.  Fiscal 2010 fourth quarter revenue includes approximately $23.2 million from gaming operations and approximately $7.0 million in revenue from gaming equipment and system sales compared with $24.8 million in revenue from gaming operations and $7.3 million from gaming equipment and system sales in the year-ago period.  Gaming equipment and system sales in the 2010 fourth quarter includes $4.9 million in revenue related to the sale of 309 new proprietary units and $2.1 million in revenue related to parts and equipment sales.  Gaming equipment and system sales in the 2009 fourth quarter includes $2.7 million in revenue related to the sale of third-party units that were previously installed at a customer’s facility on a recurring revenue basis, $3.4 million related to the recognition of deferred revenue for sales of equipment in Washington State in earlier periods and $1.2 million in revenue related to parts and equipment sales.  Other revenue, primarily comprised of service revenue, was approximately $0.3 million in the fiscal 2010 fourth quarter compared to $0.4 million in the fiscal 2009 fourth quarter.

The $1.7 million, or 6.7%, year-over-year decline in gaming operations revenues was attributable, in part, to a decline of approximately $1.2 million in revenue from the Alabama market reflecting the closure of all of the state’s electronic charity bingo facilities at various times in fiscal 2010.  The last of the Alabama charity bingo facilities where the Company had placed units closed in early August 2010.  The year-over-year decline was also attributable to the loss of $1.2 million of gaming operations revenues related to the sale of third-party units that were previously included in the Oklahoma gaming operations installed base.

Cash Generation and Capital Structure Improvements Provide Foundation for Growth Strategies
As of September 30, 2010, Multimedia Games’ cash balance was $21.8 million compared with a cash balance of approximately $12.5 million as of September 30, 2009.  In fiscal 2010, outstanding borrowings were reduced by 41%, or approximately $30.4 million, inclusive of the repayment of approximately $15 million of outstanding borrowings during the fiscal 2010 fourth quarter.  At September 30, 2010, outstanding borrowings were $44.6 million compared with $75.0 million as of September 30, 2009.  Total debt net of cash as of September 30, 2010, declined year over year by approximately $39.7 million, or 63%, to approximately $22.8 million as compared to total debt net of cash of approximately $62.5 million as of September 30, 2009.  Not included in the calculation of total debt net of cash is $38.9 million and $55.9 million in total notes receivable as of September 30, 2010, and 2009, respectively.

The Company generated $6.5 million in free cash flow in the fiscal 2010 fourth quarter compared to $8.9 million in the year ago period.  In addition, total cash generation in the fiscal 2010 fourth quarter was $5.5 million compared to $10.1 million a year ago.  In fiscal 2010, Multimedia Games generated $31.7 million in free cash flow and $38.3 million in total cash generation compared to $8.8 million and $16.5 million, respectively, in fiscal 2009.  The $38.3 million in total cash generation in fiscal 2010 represented approximately 32% of revenues. (Definitions of “free cash flow”, “total cash generation” and “net capital expenditures” are provided on page 4 of this press release).

Adam Chibib, Chief Financial Officer, commented, “With $21.8 million in cash and cash equivalents and outstanding borrowings of approximately $44 million, the improvement in our balance sheet and liquidity achieved in fiscal 2010 is noteworthy.  With a current leverage ratio of less than 1x trailing twelve month EBITDA and expectations for further cash generation, we believe we have the financial flexibility to reinvest in the business and to consider other appropriate uses of capital.”

Success with New Product Development and Expanding the Number of Markets Served
Multimedia Games sold 309 new proprietary gaming units in the fiscal 2010 fourth quarter and sold a total of 930 proprietary gaming units in fiscal 2010.  Following the development of new gaming devices and technology for the Washington State market, approximately 80% of the new units sold in fiscal 2010 were to customers in this market which demonstrates Multimedia Games’ ability to successfully develop innovative new products that engage players and drive increasing market share.  The Company also sold new, proprietary units to customers in Alabama, California, Idaho, Minnesota and Kansas in fiscal 2010.

Multimedia Games currently has field trials of Class III video reel games at five commercial casinos in Mississippi and Louisiana and expects initial games sales and/or placements on a recurring revenue basis in these markets in the first half of fiscal 2011.  Multimedia Games commenced the first field trial for the second generation version of its award-winning TournEvent™ slot tournament system in September 2010 and is currently conducting field trials of new proprietary games in several markets.  As of September 30, 2010, the Company had 96 total gaming licenses, of which 37 have been obtained over the last 12 months.  Multimedia Games has an additional 9 licenses currently under review by regulatory agencies, including the largest commercial casino market, Nevada.

Ramsey commented, “Multimedia Games’ product demonstrations at next week’s Global Gaming Expo® (G2E®) in Las Vegas, Nevada, will showcase our re-engineered approach to new game and systems development, which is driving improvements in our products through the creation of unique and innovative play features that offer high levels of entertainment and excitement for players.  At G2E, Multimedia Games will display our largest ever portfolio of offerings that address a broad range of markets including Class II, Class III and video lottery terminal (“VLT”) opportunities.”

Fiscal 2011 Strategic Initiatives and Outlook for Key Financial Metrics
Mr. Ramsey commented, “Multimedia Games made significant progress in fiscal 2010 and we believe we have the appropriate strategic plan in place to continue to generate cash, further improve our balance sheet and successfully develop new products that will increase our presence in current markets, drive our entry into new markets and expand our economic models.  We expect continued execution against our strategic plan in fiscal 2011, which will further strengthen the Company’s financial foundation and improve our longer-term competitive position in a variety of gaming jurisdictions.

“Multimedia Games is generating free cash flow on a consistent basis and we expect this trend to continue throughout fiscal 2011.  In accordance with our strategic plan, we believe our capital allocation decisions over the last two years have improved the Company’s capital structure and financial footing.  We believe we are now well-positioned to ramp up investment in game development and further the Company’s market expansion and implementation of other initiatives that can drive continued successful execution on our key operating strategies.”

Multimedia Games acknowledges that market dynamics are constantly changing.  While actual results could change materially from the expectations noted below based on changes in the Company’s markets, operations, estimates and assumptions and other factors as more fully described in the section below titled “Cautionary Language,” the Company has established the following specific operational and financial goals for fiscal 2011:

•
Continued Diversification of Revenue Model:  The Company anticipates revenue from the sale of its proprietary units and equipment sales will continue to increase as a percentage of its overall revenue.  Equipment and unit sales will remain irregular from quarter-to quarter, as the Company currently serves a limited number of markets.  In the short term, revenue diversification will be driven by both growth in unit and equipment sales and an expected decline in gaming operations revenues.  The decline in gaming operations will largely be driven by the current status of the Alabama charitable bingo market and an expected decline in revenues from Mexico.  Revenue from Alabama and Mexico totaled $4.2 million and $8.5 million in fiscal 2010, respectively.

•
Flat Capital Expense Budget: Capital expenditures in fiscal 2011 are expected to be in line with fiscal 2010 levels but will be focused on the Company’s proprietary products that can generate higher cash returns compared with third-party products.

•
Focus on Prudent Expense Management: Total operating expenses, which include selling, general and administrative (“SG&A”) expenses and depreciation and amortization, are expected to decline 5% to 10% in fiscal 2011 largely driven by a reduction in depreciation and amortization expense.

•
Continued Generation of Positive Cash Flow: Multimedia Games expects to generate positive cash flow at lower levels than in fiscal 2010 as the major benefits from improvements in management of working capital have been realized and as the Company continues to invest in inventory to drive sales of proprietary products.  Multimedia Games expects to generate free cash flow of at least $20 million for the fiscal year ended September 30, 2011.  The Company expects outstanding debt to remain consistent with levels at September 30, 2010.

Additional Fourth Quarter Financial Review
SG&A expenses for the fiscal 2010 fourth quarter declined 16.5%, or $3.0 million, year over year to approximately $15.0 million and represented approximately 49% of revenues in the period.  Fiscal 2010 and 2009 fourth quarter SG&A included non-cash stock compensation costs of $0.2 million and $0.4 million, respectively.

Depreciation and amortization expense was $11.6 million in the quarter ended September 30, 2010 compared with $14.9 million in the year ago period.  Income tax benefit for the fiscal 2010 fourth quarter was $14.1 million compared to income tax expense of $19.4 million in the prior year period.  The fiscal 2010 fourth quarter income tax benefit was primarily the result of a change in the Company’s method for calculating amortization expense for certain intangible assets for income tax purposes, coupled with a change in the tax law that provided a one-time election to allow net operating losses to be carried back five years.  This election allowed Multimedia Games to carry-back tax losses into periods where the Company had taxable income.

Net capital expenditures in the fiscal 2010 fourth quarter were approximately $3.6 million compared to net cap-ex of approximately $0.8 million in the year ago period.  For fiscal 2010, net cap-ex was $27.5 million compared to $37.1 million in the prior year period.

Definitions of “total cash generation”, “free cash flow” and “net capital expenditures”
Multimedia Games’ management tracks total cash generation (which is cash flow from operating activities plus cash flows from investing activities) as well as free cash flow (cash flow from operating activities less net capital expenditures) as relevant measures of the Company’s performance.  Net capital expenditures is defined as acquisitions of property and equipment and leased gaming equipment less transfer of leased gaming equipment to inventory.  Total cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  Total cash generation is a more comprehensive internal metric and more representative of the Company’s ability to pay down debt.  Free cash flow helps measure the efficiency of the Company’s capital expenditures.

2010 Fourth Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, November 11, 2010, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

Product names mentioned in this release are trademarks of Multimedia Games or its wholly-owned subsidiaries, except for the following:  “Global Gaming Expo” and “G2E” are trademarks of Reed Elsevier Inc. and the American Gaming Association.

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games’ revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia Games is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games’ current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “believe”, “will”, “expect”, “execute”, “well-positioned to”, “ability to”, “continue”, “focus”, “further”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to future actions, new projects, strategies, initiatives, models, new products, systems or platforms, new markets or licenses, customer satisfaction, cash management and financial discipline, and improved future performance, outcomes of contingencies and future financial results of either Multimedia Games or its customers.  All forward-looking statements are based on current expectations and projections of future events.  The preparation of Multimedia Games’ financial statements and forward-looking statements requires the company to make estimates and assumptions regarding regulatory enforcement and technical compliance and estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, sales and expenses during any reported period. Actual results may differ materially from these estimates under different assumptions or conditions.

These forward-looking statements reflect the current views and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to: (i) failure to successfully execute any strategic plan, strategic goals, operating strategies including game and system development, financial initiatives including cash generation, working capital, debt repayment and balance sheet improvements, product development, licensing, market, or sales initiatives, expand our business model, reinvest appropriately or improve our competitive position or financial position, as anticipated, or the outcomes of these initiatives may differ materially from their stated objectives; (ii) inability to successfully introduce, place or sell new and existing third-party or proprietary games, products, platforms and/or systems into new and existing markets or the inability to incur recurring revenue on such units as anticipated; (iii) delay or prevention of our entry into new markets, due to the inability of Multimedia Games or its key employees to secure or maintain required licenses or approvals, or the inability to meet technical requirements, or other issues; (iv) the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, the gaming and tribal gaming industries in particular; (v) closure of current or future markets due to regulatory requirements or unfavorable changes in laws, regulatory requirements or enforcement actions, either ongoing or unanticipated, against us, our games or customers, and/or adverse decisions by courts, customers, regulators and/or governmental bodies, in Alabama or otherwise, including any lawsuit related thereto; (vi) unfavorable changes in the preferences of our customers or their end users resulting in the removal of our games or systems, including any decision to not place such units after the conclusion of any field trial; (vii) software or hardware malfunction or fraudulent manipulation thereof; and (viii) failure to achieve improved performance of our games.  Other important risks and uncertainties that may affect the Company’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections of Multimedia Games’ Annual Report on Form 10-K and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia Games expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of September 30, 2010 and 2009 (In thousands, except share and per-share amounts) (Unaudited)
	September 30, 2010	September 30, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,792	$12,455
Accounts receivable, net of allowance for doubtful accounts of $614 and $3,676, respectively	11,119	13,424
Inventory	3,561	5,742
Deferred contract costs, net	-	1,826
Prepaid expenses and other	2,713	2,806
Current portion of notes receivable, net	13,698	15,780
Federal and state income tax receivable	19,658	6,246
Deferred income taxes	-	1,138
Total current assets	72,541	59,417
Property and equipment and leased gaming equipment, net	48,588	69,050
Long-term portion of notes receivable, net	25,193	40,124
Intangible assets, net	31,510	33,361
Value added tax receivable	4,627	7,516
Other assets	3,635	3,183
Deferred income taxes	-	2,969
Total assets	$186,094	$215,620
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$750	$750
Accounts payable and accrued expenses	21,501	27,626
Deferred revenue	3,083	2,341
Total current liabilities	25,334	30,717
Revolving line of credit	-	15,000
Long-term debt, less current portion	43,875	59,250
Other long-term liabilities	737	789
Deferred revenue, less current portion	1,551	2,409
Total liabilities	71,497	108,165
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 3,523,082 and 33,121,337 shares issued, and 27,619,665 and 27,217,920 shares outstanding, respectively	335	331
Additional paid-in capital	89,598	86,317
Treasury stock, 5,903,417 common shares at cost	(50,128)	(50,128)
Retained earnings	75,432	72,803
Accumulated other comprehensive loss, net	(640)	(1,868)
Total stockholders’ equity	114,597	107,455
Total liabilities and stockholders’ equity	$186,094	$215,620

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended September 30, 2010 and 2009 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended September 30,
	2010	2009
REVENUES:
Gaming operations	$23,174	$24,842
Gaming equipment and system sales	7,011	7,310
Other	272	425
Total revenues	30,457	32,577

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	4,231	4,962
Selling, general and administrative expenses	15,026	17,997
Write-off, reserve, impairment and settlement charges	1,114	9,513
Amortization and depreciation	11,609	14,930
Total operating costs and expenses	31,980	47,402
Operating loss	(1,523)	(14,825)

OTHER INCOME (EXPENSE):
Interest income	756	1,072
Interest expense	(1,117)	(1,214)
Other income (expense)	(183)	20
Loss before income taxes	(2,067)	(14,947)
Income tax benefit (expense)	14,062	(19,353)
Net income (loss)	$11,995	$(34,300)
Basic earnings (loss) per common share	$0.44	$(1.28)
Diluted earnings (loss) per common share	$0.43	$(1.28)
Shares used in earnings (loss) per common share:
Basic	27,584,216	27,072,765
Diluted	27,974,546	27,072,765

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Twelve Months Ended September 30, 2010 and 2009 (In thousands, except per-share amounts) (Unaudited)
	Twelve Months Ended September 30,
	2010	2009
REVENUES:
Gaming operations	$92,822	$107,478
Gaming equipment and system sales	23,365	17,217
Other	1,749	2,457
Total revenues	117,936	127,152

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	13,370	11,273
Selling, general and administrative expenses	58,583	63,784
Write-off, reserve, impairment and settlement charges	5,010	19,784
Amortization and depreciation	51,593	61,015
Total operating costs and expenses	128,556	155,856
Operating loss	(10,620)	(28,704)

OTHER INCOME (EXPENSE):
Interest income	3,554	4,764
Interest expense	(4,579)	(6,630)
Other expense	(119)	(210)
Loss before income taxes	(11,764)	(30,780)
Income tax benefit (expense)	14,393	(13,998)
Net income (loss)	$2,629	$(44,778)
Basic earnings (loss) per common share	$(0.10)	$(1.67)
Diluted earnings (loss) per common share	$(0.09)	$(1.67)
Shares used in earnings (loss) per common share:
Basic	27,401,190	26,758,873
Diluted	27,990,418	26,758,873

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve-Months Ended September 30, 2010 and 2009
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income (loss)	$2,629	$(44,778)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Amortization	3,506	4,782
Depreciation	48,087	56,233
Accretion of contract rights	6,739	6,250
Adjustments to long-lived assets	1,177	11,249
Deferred income taxes	4,107	19,671
Share-based compensation	1,649	1,914
Provision for doubtful accounts	2,914	2,661
Interest income from imputed interest	(3,236)	(4,281)
Changes in operating assets and liabilities:
Accounts receivable	2,755	(95)
Inventory	2,054	1,668
Deferred contract costs	1,826	(828)
Prepaid expenses and other	1,439	(872)
Federal and state income tax receivable	(13,412)	(4,081)
Notes receivable	2,038	2,372
Accounts payable and accrued expenses	(4,949)	(1,622)
Other long-term liabilities	15	(278)
Deferred revenue	(116)	(4,058)
NET CASH PROVIDED BY OPERATING ACTIVITIES	59,222	45,907
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(34,629)	(40,580)
Transfer of leased gaming equipment to inventory	7,125	3,506
Acquisition of intangible assets	(3,447)	(3,011)
Advances under development agreements and placement fees	(6,995)	(9,600)
Repayments under development agreements	17,034	20,271
NET CASH USED IN INVESTING ACTIVITIES	(20,912)	(29,414)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	1,636	1,333
Principal payments of long-term debt	(15,375)	(7,988)
Proceeds from revolving lines of credit	15,000	17,000
Payments on revolving lines of credit	(30,000)	(21,000)
NET CASH USED IN FINANCING ACTIVITIES	(28,739)	(10,655)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(234)	328
Net increase in cash and cash equivalents	9,337	6,166
Cash and cash equivalents, beginning of period	12,455	6,289
Cash and cash equivalents, end of period	$21,792	$12,455

Reconciliation of U.S. GAAP Net income (loss) to EBITDA and Adjusted EBITDA:
EBITDA is defined as earnings (loss) before net interest expense, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net loss, follows:
Reconciliation of U.S. GAAP Net income (loss) to EBITDA:
	For the Three Months Ended September 30,
	2010	2009
	(in thousands)
Net income (loss)	$11,995	$(34,300)
Add back:
Amortization and depreciation	11,609	14,930
Accretion of contract rights(1)	1,686	1,750
Interest expense, net	361	142
Income tax expense (benefit)	(14,062)	19,353
EBITDA	$11,589	$1,875

Calculation of Trailing Twelve Months Adjusted EBITDA
through September 30, 2010 as Defined in Credit Agreement
(in thousands)
Net income	$2,629
Add back:
Amortization and depreciation	51,593
Accretion of contract rights(1)	6,739
Interest expense, net	1,025
Income tax benefit	(14,393)
EBITDA	47,593
Add back:
Other(2)	10,748
Adjusted EBITDA(3)	$58,341

(1)
“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded as a reduction to revenues in the Consolidated Statements of Operations.

(2)	“Other” includes interest income, stock-based compensation and certain non-cash charges, not to exceed $10 million, incurred in the previous twelve-month period.

(3)
Adjusted EBITDA represents the calculation of EBITDA, as defined in Multimedia Games’ amended credit agreement, as amended, solely for the purpose of calculating certain covenants within the Company’s credit agreement.

As previously reported on the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 7, 2010, commencing June 30, 2010, the Company modified its calculation of Adjusted EBITDA as a result of the Company’s Credit Agreement, as amended.  Adjusted EBITDA is presented and reconciled to EBITDA and Net Income/Loss and Adjusted EBITDA continues to be the basis for which compliance with a number of covenants are determined, including certain ratios.

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